Exhibit 16.1

Plante & Moran, PLLC

Suite 600

8181 E. Tufts Avenue

Denver, CO 80237

Tel:   303.740.9400

Fax:  303.740.9009

plantemoran.com

September 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have read the Item 4.01 included in the Form 8-K of Hallador Energy Company, which we understand will be filed with the Securities and Exchange Commission on or soon after September 30, 2022 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/Plante & Moran, PLLC

Denver, Colorado